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                           [J.H. COHN LLP LETTERHEAD]

                                                                    EXHIBIT 16.1

                                                    June 2, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: 800-JR Cigar, Inc.

Gentlemen:

We were previously the principal accountants for 800-JR Cigar, Inc. (the "Company") and on May 21, 1996 we reported on the predecessor combined financial statements of the Company as of December 31, 1995 and for the years ended December 31, 1994 and 1995 included elsewhere in the Prospectus of this Registration Statement. On October 5, 1996, we were informed that we were dismissed as the principal accountants for the Company. We agree with the Company's statement, included under the caption "Experts" in the Prospectus of the Registration Statement, that: "The report of J. H. Cohn LLP on the Company's combined financial statements as of December 31, 1994 and 1995 and for the years then ended did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits for the years ended December 31, 1993, 1994 and 1995 and through October 5, 1996, there were no disagreements with J.
H. Cohn LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change of independent public accountants or with respect to the Company's financial statements."

                                        Very truly yours,

                                        /s/ J.H. COHN LLP
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                                        J. H. COHN LLP